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                                                                  Exhibit (4)(d)

                          PRUCO LIFE INSURANCE COMPANY
                       [2999 NORTH 44TH STREET, SUITE 250
                             PHOENIX, ARIZONA 85014]

            RETURN OF ADJUSTED PURCHASE PAYMENTS DEATH BENEFIT RIDER

This Rider is made part of your Annuity. For purposes of this Rider, certain provisions of your Annuity are amended as described below. If the terms of your Annuity and those of this Rider conflict, the provisions of this Rider shall control. Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert to the provisions in the Annuity, except as may be provided below. The benefit provided pursuant to the terms of this Rider is a "Return of Adjusted Purchase Payments Death Benefit." This Rider should be read in conjunction with any other applicable Death Benefit Rider, any Market Value Adjustment ("MVA") Option Rider, any Dollar Cost Averaging ("DCA") Program Rider, and any Highest Daily Lifetime Income (HDLI) Benefit Rider made a part of your Annuity.

EFFECTIVE DATE: The Effective Date of this Rider is shown in the Return of Adjusted Purchase Payments Death Benefit Schedule Supplement.

DEFINITIONS:

     ACCOUNT VALUE: The definition of "Account Value" in your Annuity also includes the value of any allocation to any MVA Option or DCA MVA Option we may make available in connection with your Annuity. Account Value of each MVA Option and DCA MVA Option includes any applicable Market Value Adjustment (MVA), as described in the MVA Option Rider and DCA Program Rider.

     ADJUSTED PURCHASE PAYMENTS: For purposes of calculating the Death Benefit offered under this Rider, "Adjusted Purchase Payments" means the amount of Purchase Payments we receive, less any fees or Tax Charges deducted from the Purchase Payments upon allocation to the Annuity.

     DOLLAR-FOR-DOLLAR BASIS REDUCTION: A reduction to the Return of Adjusted Purchase Payments Amount that is equal to the amount of the Withdrawal.

     OWNER/PARTICIPANT: The term "Owner" may be referred to as "Participant" in your Annuity. In this Rider, for simplicity, the Participant is referred to as Owner.

     PROPORTIONAL BASIS REDUCTION: A reduction to the Return of Adjusted Purchase Payments Amount that is determined by multiplying the Return of Adjusted Purchase Payments Amount by the ratio of the amount of a Withdrawal to the Account Value as of the date of the Withdrawal but immediately prior to the Withdrawal.

     UNADJUSTED ACCOUNT VALUE: The Account Value prior to the application of any applicable MVA.

     WITHDRAWALS: Withdrawals of any type (including free withdrawals and partial withdrawals) before the application of any applicable Contingent Deferred Sales Charge or other charge applicable upon a Withdrawal, and after any applicable MVA.

DEATH BENEFIT: If we receive Due Proof of Death within the Due Proof of Death Period shown in the Return of Adjusted Purchase Payments Death Benefit Schedule Supplement, the Death Benefit of the Annuity equals the greater of (a) and (b), where:

     (a)  is the "Return of Adjusted Purchase Payments Amount" described below;
          and

     (b) is the Basic Death Benefit described in the "Death Benefit" section of the Annuity.


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If we do not receive Due Proof of Death within the Due Proof of Death Period, the Death Benefit of the Annuity equals (b) above. We reserve the right to waive or extend, on a non-discriminatory basis, our right to enforce the Due Proof of Death Period. This right will only apply for purposes of determining the amount payable as a Death Benefit, and in no way restricts when a claim may be filed.

RETURN OF ADJUSTED PURCHASE PAYMENTS AMOUNT: This is an amount initially equal to the sum of all Adjusted Purchase Payments allocated to the Annuity on its Issue Date. Thereafter, the Return of Adjusted Purchase Payments Amount is:

     (1) Increased by any additional Adjusted Purchase Payments allocated to the Annuity, and

     (2) Reduced for any Withdrawals. The method of reduction depends on whether or not any Highest Daily Lifetime Income (HDLI) Benefit Rider is in effect on the date the Withdrawal is made and the amount of the Withdrawal, as described below.

          (i) If a HDLI Benefit Rider is in effect on the date the Withdrawal is made, a Non-Lifetime Withdrawal, as defined in the HDLI Benefit Rider, will cause a Proportional Basis Reduction to the Return of Adjusted Purchase Payments Amount. Any Lifetime Withdrawal that is not deemed Excess Income, as those terms are described in the HDLI Benefit Rider, will cause a Dollar-for-Dollar Basis Reduction to the Return of Adjusted Purchase Payments Amount. All or any portion of a Lifetime Withdrawal in an Annuity Year that is deemed Excess Income, as defined in the HDLI Benefit Rider, will cause a Proportional Basis Reduction to the Return of Adjusted Purchase Payments Amount.

          (ii) If no HDLI Benefit Rider is in effect on the date the Withdrawal is made, the Withdrawal will cause a Proportional Basis Reduction to the Return of Adjusted Purchase Payments Amount.

TWO-YEAR SUSPENSION PERIOD: If there is a change of Owner or Annuitant more than 60 days after the Effective Date, resulting in a change in the person upon whose death a Death Benefit is determined, the Return of Adjusted Purchase Payments Death Benefit is suspended as to that person for a two-year period from the date he or she first became an Owner or Annuitant under the terms of the Annuity. After the suspension period is completed, the Death Benefit is the same as if such person had been an Owner or Annuitant on the Effective Date. During the Two-Year Suspension Period, the Death Benefit is the Basic Death Benefit described in the "Death Benefit" section of the Annuity.

OTHER DEATH BENEFIT PROVISIONS: The provisions applicable to the Death Benefit described in your Annuity regarding eligibility, limits of applicability, methods of payment to Beneficiaries or any other provision regarding the Death Benefit, other than the method of calculation of the Death Benefit, continue to apply unless specifically indicated otherwise in this Rider.

SPOUSAL CONTINUATION: Upon Spousal Continuation, the Unadjusted Account Value is increased, if necessary, to equal the greater of the (1) Return of Adjusted Purchase Payments Amount and (2) the Basic Death Benefit described in the Annuity.

Any increase to the Unadjusted Account Value resulting from such adjustment will be allocated on a pro-rata basis to the Sub-accounts in which Account Value is then allocated, excluding any Sub-accounts to which you are not permitted to electively allocate or transfer Account Value. If the Account Value in such "elected" Sub-accounts is zero, we will allocate the additional amount to a money market Investment Option.

Following Spousal Continuation, we reset the Return of Adjusted Purchase Payments Amount to equal the Unadjusted Account Value, including any increase described above, as of the date of Due Proof of Death of the decedent, for purposes of calculating any subsequent Death Benefit.


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CHARGE FOR THE RIDER: The Insurance Charge shown in the Annuity Schedule is increased to include the Insurance Charge for this Rider, as shown in the Return of Adjusted Purchase Payments Death Benefit Schedule Supplement.

The charge is assessed until we receive Due Proof of Death of the decedent, unless Spousal Continuation occurs, or until the Rider terminates for any of the reasons cited in "Termination of this Rider" below. See the "Account Value" section of the Annuity for a description of how the charge is applied.

INVESTMENT LIMITATIONS: While this Rider is in effect, your entire Account Value must be allocated to only those Investment Options we permit. In addition, you may be required to maintain all or a portion of your Account Value in accordance with an asset allocation model.

At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed. This includes changing prohibited Investment Options, changing the extent to which Account Value may be allocated to an Investment Option, and changing elected Investment Options. Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an Annuity Year. If, subsequent to your election of this benefit, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. However, all transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.


TERMINATION OF THIS RIDER: Termination of this Rider is subject to the following rules:

     A. TERMINATION DUE TO DEATH: This Rider terminates automatically as of the date the Annuity's Death Benefit is determined, unless the Annuity is continued by a Spouse Beneficiary.

     B. TERMINATION DUE TO OWNER(S)/ANNUITANT CHANGE: This Rider terminates automatically if you designate a new Owner(s) or Annuitant such that the new Owner(s) or Annuitant is older than the age for which we would then issue this benefit as of the effective date of such a change or if we do not then consent, on a non-discriminatory basis, to continue the Rider.

     C. TERMINATION ON THE ANNUITY DATE: This Rider terminates automatically as of the Annuity Date.

     D. TERMINATION UPON SURRENDER: This Rider terminates upon surrender of the Annuity to which it is made a part.

     E. TERMINATION IF ACCOUNT VALUE REDUCES TO ZERO: This Rider automatically terminates if your Account Value reduces to zero.

                                        PRUCO LIFE INSURANCE COMPANY


                                        /s/ Thomas C. Castano
                                        ----------------------------------------
                                        Secretary


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